Exhibit 99.1

January 26, 2017 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Fourth Quarter and Year Ended December 31, 2016

NORTH LIBERTY, IOWA - January 26, 2017 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and year ended December 31, 2016.

Three months ended December 31, 2016:

•	Net Income of $13.1 million, Earnings per Share of $0.16, and Operating Revenue of $140.0 million,

•	Operating Ratio of 85.1% and 83.3% Non-GAAP Adjusted Operating Ratio(1).

Twelve months ended December 31, 2016:

•	Net Income of $56.4 million, Earnings per Share of $0.68, and Operating Revenue of $612.9 million,

•	Operating Ratio of 86.0% and 84.6% Non-GAAP Adjusted Operating Ratio(1),

•	Cash balance of $128.5 million, a $95.3 million increase since December 31, 2015.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the operating results and ongoing initiatives of the Company, "We delivered solid operating results as evidenced by our mid-80's operating ratios and cash generated from our operations for the three and twelve months ended December 31, 2016. In addition, our operating ratio has improved year over year before the effects of the decrease in gain on disposal of property and equipment. Gains on disposal of property and equipment declined $25.8 million year over year as a result of less trade activity in 2016 following our fleet upgrade in 2015. These results were achieved even though our top-line revenue was challenged by significant pricing pressure from shippers attempting to capitalize on short-term excess capacity in the industry. When faced with short-term industry challenges we chose to focus internally on our operations to allow us to deliver the highest level of service while still operating profitably to generate incremental cash reserves. I am proud of our team and our accomplishments in 2016 and we believe we are properly positioned to navigate the exciting road ahead and capitalize on new opportunities."

Financial Results

Heartland Express ended the fourth quarter of 2016 with net income of $13.1 million, compared to $17.0 million in the fourth quarter of 2015. Basic earnings per share were $0.16 during the quarter compared to $0.20 earnings per share in the fourth quarter of 2015. Operating revenues were $140.0 million, compared to $174.6 million in the fourth quarter of 2015. Operating revenues for the quarter included fuel surcharge revenues of $14.7 million compared to $18.2 million in the same period of 2015, a $3.5 million decrease. Operating revenues excluding fuel surcharge revenue(1) decreased 19.9%, primarily due to lower miles driven due to softer freight volumes in the fourth quarter compared to the same period in 2015. Operating income for the three-month period decreased $6.8 million mainly due to the current operating environment challenges on freight volume and pricing. The Company posted an operating ratio of 85.1%, an adjusted operating ratio(1) of 83.3%, and a 9.4% net margin (net income as a percentage of operating revenues) in the fourth quarter of 2016 compared to 84.1%, 82.3% and 9.7%, respectively in the fourth quarter of 2015.

For the twelve month period ended December 31, 2016 the Company recorded net income of $56.4 million, compared to $73.1 million in the same period of 2015. Basic earnings per share were $0.68 compared to $0.84 earnings per share in the same period of 2015. Operating revenues were $612.9 million, compared to $736.3 million in the same period of 2015. Operating revenues included fuel surcharge revenues of $58.4 million compared to $91.8 million in the same period of 2015, a $33.4 million decrease. Operating revenues excluding fuel surcharge revenue(1) decreased 14.0%. Operating income for the twelve-month period decreased $31.0 million mainly as a result of the continued operating environment challenges on freight volume and pricing. The Company posted an operating ratio of 86.0%, an adjusted operating ratio(1) of 84.6% and a 9.2% net margin (net income as a percentage of operating revenues) in the twelve months ended December 31, 2016 compared to 84.2%, 81.9% and 9.9%, respectively in 2015.

Balance Sheet, Liquidity, and Capital Expenditures

At December 31, 2016, the Company had $128.5 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $169.5 million in available borrowing capacity on the line of credit at December 31, 2016 after consideration of $5.5 million outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $738.2 million and stockholders' equity of $505.8 million.

Net cash flows from operations for the twelve month period ended December 31, 2016 were $155.8 million. The primary use of cash during the twelve month period ended December 31, 2016 was $28.8 million for purchases of property and equipment, net of trades and sale proceeds, $14.7 million for stock repurchases, and $6.7 million for dividends. The average age of the Company's tractor fleet was 1.7 years as of December 31, 2016 compared to 1.25 years at December 31, 2015. The average age of the Company's trailer fleet was 4.6 years at December 31, 2016 compared to 4.6 years at December 31, 2015. The Company currently estimates a total of approximately $40 to $50 million in net capital expenditures for 2017. The Company ended the past twelve months with a return on total assets of 7.6% and a 11.6% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchase of common stock. Dividends of $0.02 per share were declared and paid during each quarter of 2016. The Company has now paid cumulative cash dividends of $464.1 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past fifty-four consecutive quarters. In 2016, 0.9 million shares were repurchased for $14.7 million. In 2015, 3.8 million shares were repurchased for $74.0 million. The Company has repurchased 6.5 million shares of common stock for approximately $112.9 million over the past five years. The Company has the ability to repurchase an additional 3.3 million shares under the current Board authorization.

Other Information

Historical commitment to customer service has allowed us to build solid, long-term relationships and brand ourselves as an industry leader for on-time service. This past year we once again were recognized for customer service by several of our customers. These awards include:

•	Fedex Express - Carrier of the Year (6th consecutive year and 9th time in 10 years),

•	Fedex Express - Platinum Award for On-Time Service (99.96% on-time service),

•	Sam's Club (Walmart) - Carrier of the Year,

•	United Sugars - Carrier of the Year,

•	Winegard - Truckload Carrier of the Year,

•	Johnson and Johnson - Truckload Service Provider of the Year,

•	Quaker/Gatorade - Carrier of the Year (Northwest Region),

•	Quaker/Gatorade - Carrier of the Year (Central West Region),

•	DHL - On Time Delivery - Truckload.

During 2016, our operating fleet was also recognized with the following safety and operational awards:

•	Commercial Carrier Journal Top 250 Award (#36),

•	BP Lubricants USA Inc. Driving Safety Standards for 2016,

•	Logistics Management Quest for Quality Award,

•	California Trucking Association - Fleet Safety Award (1st Place - LTL/Gen Commodities-Local/Short Haul, over 4 million miles),

•	California Trucking Association - Fleet Safety Award (1st Place - Truckload, over 7 million miles).

These awards are hard-earned and are a direct reflection upon our outstanding group of employees and our focus on operational excellence.

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc. -- 319-626-3600
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
OPERATING REVENUE	$140,044	$174,605	$612,937	$736,345

OPERATING EXPENSES:
Salaries, wages, and benefits	$46,638	$66,432	$231,980	$277,318
Rent and purchased transportation	5,132	7,713	23,485	34,489
Fuel	22,920	25,848	91,494	123,714
Operations and maintenance	6,160	8,300	26,159	34,025
Operating taxes and licenses	3,836	4,405	15,559	18,095
Insurance and claims	6,842	4,126	24,449	21,618
Communications and utilities	1,065	1,306	4,485	6,001
Depreciation and amortization	26,755	29,707	105,578	110,973
Other operating expenses	1,730	6,839	13,385	28,572
Gain on disposal of property and equipment	(1,932)	(7,790)	(9,205)	(35,040)

	119,146	146,886	527,369	619,765

Operating income	20,898	27,719	85,568	116,580

Interest income	173	53	481	210

Interest expense	—	—	—	(19)

Income before income taxes	21,071	27,772	86,049	116,771

Federal and state income taxes	7,957	10,757	29,663	43,715

Net income	$13,114	$17,015	$56,386	$73,056

Earnings per share
Basic	$0.16	$0.20	$0.68	$0.84
Diluted	$0.16	$0.20	$0.68	$0.84

Weighted average shares outstanding
Basic	83,287	84,932	83,297	86,974
Diluted	83,340	85,034	83,365	87,109

Dividends declared per share	$0.02	$0.02	$0.08	$0.08

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	December 31,	December 31,
ASSETS	2016	2015
CURRENT ASSETS
Cash and cash equivalents	$128,507	$33,232
Trade receivables, net	46,844	61,009
Prepaid tires	8,181	9,584
Other current assets	13,841	8,316
Income tax receivable	4,738	7,641
Deferred income taxes, net	—	16,662
Total current assets	202,111	136,444

PROPERTY AND EQUIPMENT	659,053	671,946
Less accumulated depreciation	251,405	197,948
	407,648	473,998
GOODWILL	100,212	100,212
OTHER INTANGIBLES, NET	12,090	14,013
DEFERRED INCOME TAXES, NET	3,785	—
OTHER ASSETS	12,382	11,363
	$738,228	$736,030
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$12,355	$7,516
Compensation and benefits	23,320	24,636
Insurance accruals	19,132	21,573
Other accruals	10,727	12,443
Total current liabilities	65,534	66,168
LONG-TERM LIABILITIES
Income taxes payable	11,954	16,228
Deferred income taxes, net	94,657	112,118
Insurance accruals less current portion	60,257	59,435
Other long-term liabilities	—	12,153
Total long-term liabilities	166,868	199,934
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2016 and 2015; outstanding 83,287 and 84,115 in 2016 and 2015, respectively	$907	$907
Additional paid-in capital	3,433	4,126
Retained earnings	625,668	575,948
Treasury stock, at cost; 7,402 and 6,574 shares in 2016 and 2015, respectively	(124,182)	(111,053)
	505,826	469,928
	$738,228	$736,030

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$140,044	$174,605	$612,937	$736,345
Less: Fuel surcharge revenue (non-GAAP)	14,714	18,171	58,378	91,780
Operating revenue excluding fuel surcharge revenue	125,330	156,434	554,559	644,565

Operating expenses	119,146	146,886	527,369	619,765
Less: Fuel surcharge revenue (non-GAAP)	14,714	18,171	58,378	91,780
Adjusted operating expenses	104,432	128,715	468,991	527,985

Operating income	$20,898	$27,719	$85,568	$116,580
Operating ratio	85.1%	84.1%	86.0%	84.2%
Adjusted operating ratio	83.3%	82.3%	84.6%	81.9%

(a) Operating revenue excluding fuel surcharge revenue and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue.